EXHIBIT 99.1

February 10, 2012

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Kovitz Investment Group, LLC, Mitchell A. Kovitz and Jonathan A. Shapiro each hereby agree to the joint filing of this statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

KOVITZ INVESTMENT GROUP, LLC

By:	/s/ Mitchell A. Kovitz
Name: Mitchell A. Kovitz
Title: Chief Executive Officer

MITCHELL A. KOVITZ

By:	/s/ Mitchell A. Kovitz
Name: Mitchell A. Kovitz

JONATHAN A. SHAPIRO

By:	/s/ Jonathan A. Shapiro
Name: Jonathan A. Shapiro